Exhibit 99.1

Arconic Reports Second Quarter 2023 Results

Second Quarter 2023 Highlights

  Sales of $2.0 billion, down 22% year over year, up 1% organically year over year, up 3% from prior quarter
  Net income of $59 million, or $0.58 per share, compared with $114 million, or $1.05 per share, in second quarter 2022
  Adjusted EBITDA of $198 million, up 10% from second quarter 2022 on a comparable basis excluding Russian Operations

PITTSBURGH--(BUSINESS WIRE)--July 31, 2023--Arconic Corporation (NYSE: ARNC) (“Arconic” or the “Company”) today reported second quarter 2023 results. Sales were $2.0 billion, down 22% year over year due to lower aluminum prices and the divestiture of Russian Operations and up 1% organically driven by strength in aerospace and ground transportation offset by declines in industrial, packaging, and building and construction. The Company reported net income of $59 million, or $0.58 per share, compared with $114 million, or $1.05 per share, in second quarter 2022.

Second quarter 2023 Adjusted EBITDA was $198 million, up 10% year over year on a comparable basis excluding Russian Operations. Cash provided from operations was $189 million and capital expenditures were $57 million.

Second Quarter Segment Performance

Sales by Segment (in millions)

	Quarter ended
	June 30, 2023	June 30, 2022
	As reported	As reported	Russia	As recast
Rolled Products	$1,529	$2,113	$314	$1,799
Building and Construction Systems	319	329	-	329
Extrusions	125	105	-	105

Adjusted EBITDA (in millions)

	Quarter ended
	June 30, 2023	June 30, 2022
	As reported	As reported	Russia	As recast
Rolled Products	$158	$174	$24	$150
Building and Construction Systems	53	53	-	53
Extrusions	(1)	(12)	-	(12)
Subtotal	210	215	24	191
Corporate	(12)	(11)	-	(11)
Adjusted EBITDA	$198	$204	$24	$180

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets. For more information: www.arconic.com.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; the Company’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; the Company’s strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the impact of inflationary price pressures; and the potential impact of public health epidemics or pandemics, including the COVID-19 pandemic. These statements reflect beliefs and assumptions that are based on the Company’s perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to: (i) continuing uncertainty regarding the impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers; (ii) deterioration in global economic and financial market conditions generally; (iii) unfavorable changes in the end markets we serve; (iv) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (v) adverse changes in discount rates or investment returns on pension assets; (vi) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (vii) the loss of significant customers or adverse changes in customers’ business or financial condition; (viii) manufacturing difficulties or other issues that impact product performance, quality or safety or timely delivery; (ix) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production, including energy; (x) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (xi) challenges to or infringements on our intellectual property rights; (xii) the inability to successfully implement or to realize the expected benefits of strategic initiatives or projects; (xiii) the inability to identify or successfully respond to changing trends in our end markets; (xiv) the impact of potential cyber attacks and information technology or data security breaches; (xv) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws and other regulations, potential expropriation of properties located outside the U.S., sanctions, tariffs, embargoes, and renegotiation or nullification of existing agreements; (xvi) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (xvii) the impact of the ongoing conflict between Russia and Ukraine on economic conditions in general and on our business and operations, including sanctions, tariffs, and increased energy prices; (xviii) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; (xix) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; (xx) the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; (xxi) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (xxii) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; (xxiii) the risk of any unexpected costs or expenses resulting from the proposed transaction; (xxiv) the risk of any litigation relating to the proposed transaction; (xxv) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and (xxvi) the other risk factors summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other documents filed by the Company with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this release, and other risks in the market. The statements in this release are made as of the date set forth above, even if subsequently made available by the Company on its website or otherwise. The Company disclaims any intention or obligation to update any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Arconic Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Sales	$1,990	$1,929	$2,548
Cost of goods sold (exclusive of expenses below)(1)	1,724	1,724	2,258
Selling, general administrative, and other expenses	79	72	73
Research and development expenses	9	9	9
Provision for depreciation and amortization	52	53	62
Restructuring and other charges(2)	9	—	2
Operating income	117	71	144
Interest expense	25	25	26
Other expenses (income), net(3)	16	11	(35)
Income before income taxes	76	35	153
Provision for income taxes	17	10	38
Net income	59	25	115
Less: Net income attributable to noncontrolling interest(4)	—	—	1
NET INCOME ATTRIBUTABLE TO ARCONIC CORPORATION	$59	$25	$114

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net income	$0.59	$0.25	$1.08
Weighted-average number of shares	100,129,944	99,408,330	105,650,970
Diluted:
Net income	$0.58	$0.24	$1.05
Weighted-average number of shares(5)	102,101,982	102,084,961	108,044,957
COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	100,343,437	99,424,955	104,499,058
__________________
(1)

In the quarter ended March 31, 2023, Arconic recorded both a $74 charge and a $74 benefit in Cost of goods sold to establish a liability for a settlement in principle and a receivable for insurance reimbursement, respectively, related to a litigation matter.

On May 14, 2022, the Company and the United Steelworkers reached a tentative four-year labor agreement covering approximately 3,300 employees at four U.S. locations; the previous labor agreement expired on May 15, 2022. The tentative agreement was ratified by the union employees on June 1, 2022. In the quarter ended June 30, 2022, Arconic recognized $19 in Cost of goods sold primarily for a one-time signing bonus for the covered employees.

(2)

On May 4, 2023, Arconic entered into an Agreement and Plan of Merger to be acquired by funds managed by affiliates of Apollo Global Management, Inc., as well as a minority investment from funds managed by affiliates of Irenic Capital Management LP. The transaction is expected to close in the second half of 2023, subject to customary closing conditions, including approval by the Company’s stockholders. Accordingly, in the quarter ended June 30, 2023, Restructuring and other charges includes $11 for costs incurred related to the proposed merger.

(3)

In the quarter ended June 30, 2022, Other income, net includes a $54 gain for the remeasurement of monetary balances, primarily cash, related to the Company’s former operations in Russia from rubles to the U.S. dollar. This gain was the result of a significant strengthening of the Russian ruble against the U.S. dollar in the period.

(4)

On November 15, 2022, Arconic completed the sale of 100% of its operations in Russia to Promishlennie Investitsii LLC, the majority owner of VSMPO-AVISMA Corporation, for cash proceeds of $230. The transaction closed after the Company received all required approvals, resulting in the receipt of the cash consideration in exchange for all of Arconic’s net assets in Russia. These net assets included $203 of cash held in Russia that was not available for distribution to the parent company because of injunctions imposed as a result of litigation initiated in March 2020 by the Federal Antimonopoly Service of The Russian Federation (“FAS”). The Company recorded a loss of $306 ($304 after-tax) in the fourth quarter of 2022 in connection with this transaction. At a hearing on December 22, 2022, the Samara Court dismissed the litigation.

Prior to the sale of Arconic’s operations in Russia, VSMPO-AVISMA Corporation owned a limited portion of one of the legal entities included in the sale. VSMPO-AVISMA Corporation’s share of net income (loss) of this legal entity was reported in this line item. Subsequent to the sale, there is no longer a noncontrolling interest in Arconic Corporation and its subsidiaries.

(5)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$266	$261
Receivables from customers, less allowances of $2 in 2023 and $1 in 2022	907	791
Other receivables	138	183
Inventories	1,544	1,622
Fair value of hedging instruments and derivatives	56	21
Prepaid expenses and other current assets(1)	158	124
Total current assets	3,069	3,002
Properties, plants, and equipment	7,037	6,957
Less: accumulated depreciation and amortization	4,688	4,596
Properties, plants, and equipment, net	2,349	2,361
Goodwill	294	292
Operating lease right-of-use-assets	110	115
Deferred income taxes	170	188
Other noncurrent assets	54	57
Total assets	$6,046	$6,015
LIABILITIES
Current liabilities:
Accounts payable, trade	1,489	1,578
Accrued compensation and retirement costs	112	119
Taxes, including income taxes	34	43
Environmental remediation	34	40
Operating lease liabilities	36	34
Fair value of hedging instruments and derivatives	13	7
Other current liabilities(1)	181	150
Total current liabilities	1,899	1,971
Long-term debt	1,598	1,597
Accrued pension benefits	582	586
Accrued other postretirement benefits	295	302
Environmental remediation	38	45
Operating lease liabilities	78	83
Deferred income taxes	6	3
Other noncurrent liabilities	66	71
Total liabilities	4,562	4,658
STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional capital	3,379	3,373
Accumulated deficit	(650)	(734)
Treasury stock	(347)	(346)
Accumulated other comprehensive loss	(899)	(937)
Total stockholders’ equity	1,484	1,357
Total liabilities and stockholders’ equity	$6,046	$6,015
__________________
(1)

At December 31, 2022, Arconic established both a liability of $61 (reported in Other current liabilities) for a potential settlement and a receivable of $53 (reported in Prepaid expenses and other current assets) for an anticipated insurance reimbursement of the potential settlement with respect to certain U.K. litigation in the Grenfell Tower matter. In the quarter ended March 31, 2023, the Company paid $43 for legal settlements applied against the liability and received insurance proceeds of $41. Also, in the quarter ended March 31, 2023, Arconic established both a liability of $74 (reported in Other current liabilities) for a settlement in principle and a receivable of $74 (reported in Prepaid expenses and other current assets) for an anticipated insurance reimbursement of the settlement in principle with respect to separate but related litigation in the Grenfell Tower matter (see footnote 1 to the Statement of Consolidated Operations included in this release).

Arconic Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(dollars in millions)

	Quarter ended
	June 30,	March 31,	June 30,
	2023	2023	2022
OPERATING ACTIVITIES
Net income	$59	$25	$115
Adjustments to reconcile net income to cash provided from (used for) operations:
Depreciation and amortization	52	53	62
Deferred income taxes	3	20	30
Restructuring and other charges(1)	9	—	2
Net periodic pension benefit cost	17	17	18
Stock-based compensation	12	6	8
Other	1	22	(24)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (Increase) in receivables(2)	23	(107)	(31)
Decrease (Increase) in inventories	116	(34)	(98)
(Increase) in prepaid expenses and other current assets	(16)	(24)	(9)
(Decrease) Increase in accounts payable, trade	(48)	5	80
(Decrease) Increase in accrued expenses	(28)	(9)	11
(Decrease) Increase in taxes, including income taxes	(4)	(22)	4
Pension contributions	(9)	(10)	(9)
Decrease in noncurrent assets	1	8	—
Increase in noncurrent liabilities	1	11	3
CASH PROVIDED FROM (USED FOR) OPERATIONS	189	(39)	162
FINANCING ACTIVITIES
Net change in short term borrowings (original maturities of three months or less)(3)	(50)	50	(50)
Repurchases of common stock(4)	—	(1)	(37)
Other	(12)	—	1
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(62)	49	(86)
INVESTING ACTIVITIES
Capital expenditures	(57)	(82)	(33)
Proceeds from the sale of assets and businesses	—	7	—
CASH USED FOR INVESTING ACTIVITIES	(57)	(75)	(33)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(1)	1	(1)
Net change in cash and cash equivalents and restricted cash	69	(64)	42
Cash and cash equivalents and restricted cash at beginning of period(5)	197	261	210
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(5)	266	197	252
__________________
(1)	See footnote 2 to the Statement of Consolidated Operations for the quarter ended June 30, 2023 included in this release.

(2)

Arconic has two separate arrangements, each with a single financial institution, to sell certain customer receivables outright without recourse on a continuous basis. All such sales are at the Company’s discretion. The first arrangement, which was executed in January 2022, relates to certain of Arconic’s U.S. operations and automatically renews each year unless terminated in accordance with the provisions of the underlying purchase agreement. The second arrangement, which was executed in July 2022, relates to certain of the Company’s European operations. Under both arrangements, Arconic serves in an administrative capacity, including collection of the receivables from the respective customers and remittance of these cash collections to the respective financial institution. Accordingly, upon the sale of customer receivables to the financial institutions, the Company removes the underlying trade receivables from its Consolidated Balance Sheet and includes the reduction as a positive amount in the Decrease (Increase) in receivables line item within Operating Activities on its Statement of Consolidated Cash Flows. In the quarters ended June 30, 2023, March 31, 2023, and June 30, 2022, the Company sold customer receivables of $33, $151, and $329, respectively, and remitted cash to the financial institutions of $66, $116, and $267, respectively.

(3)

Arconic maintains a five-year credit agreement, dated May 13, 2020, with a syndicate of lenders named therein and Deutsche Bank AG New York Branch as administrative agent (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a $1,200 senior secured asset-based revolving credit facility (the “ABL Credit Facility”) to be used, generally, for working capital or other general corporate purposes. In the quarters ended June 30, 2023 and March 31, 2023, the Company borrowed $25 and $150, respectively, and in the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, repaid $75, $100, and $50, respectively, under the ABL Credit Facility.

(4)

On November 16, 2022, Arconic announced that its Board of Directors approved a new share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $200 over a two-year period expiring November 17, 2024. In the quarter ended March 31, 2023, the Company repurchased 35,615 shares of its common stock under this program.

In the quarter ended June 30, 2022, the Company repurchased 1,324,027 shares of its common stock under its previous share repurchase program, which was authorized in May 2021 and completed in August 2022. Cumulatively, the Company repurchased 9,776,177 shares of its common stock for $300 under this program. In connection with the authorization of the new program, Arconic’s previous repurchase program was terminated.

(5)

Cash and cash equivalents and restricted cash at beginning of period for all periods presented and Cash and cash equivalents and restricted cash at end of period for all periods presented includes Restricted cash of less than $0.03.

Arconic Corporation and subsidiaries
Segment Adjusted EBITDA Reconciliation (unaudited)
(in millions)

	Quarter ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Total Segment Adjusted EBITDA(1)	$210	$167	$215
Unallocated amounts:
Corporate expenses(2)	(11)	(9)	(10)
Stock-based compensation expense	(12)	(6)	(8)
Metal price lag(3)	(20)	—	30
Unrealized gains (losses) on mark-to-market hedging instruments and derivatives	18	(20)	21
Provision for depreciation and amortization	(52)	(53)	(62)
Restructuring and other charges(4)	(9)	—	(2)
Other(5)	(7)	(8)	(40)
Operating income	117	71	144
Interest expense	(25)	(25)	(26)
Other expenses, net(6)	(16)	(11)	35
Provision for income taxes	(17)	(10)	(38)
Net income attributable to noncontrolling interest(7)	—	—	(1)
Consolidated net income attributable to Arconic Corporation	$59	$25	$114
__________________
(1)

Arconic’s profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus each of (i) Stock-based compensation expense, (ii) Metal price lag (see footnote 3), and (iii) Unrealized (gains) losses on mark-to-market hedging instruments and derivatives. Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net income.

(2)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	See footnote 2 to the Statement of Consolidated Operations for the quarter ended June 30, 2023 included in this release.

(5)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 5 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

(6)	See footnote 3 to the Statement of Consolidated Operations for the quarter ended June 30, 2022 included in this release.

(7)	See footnote 4 to the Statement of Consolidated Operations included in this release.

Arconic Corporation and subsidiaries
Calculation of Non-GAAP Financial Measures (unaudited)
(in millions)

Adjusted EBITDA	Quarter ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net income attributable to Arconic Corporation	$59	$25	$114
Add:
Net income attributable to noncontrolling interest(1)	—	—	1
Provision for income taxes	17	10	38
Other expenses (income), net(2)	16	11	(35)
Interest expense	25	25	26
Restructuring and other charges(3)	9	—	2
Provision for depreciation and amortization	52	53	62
Stock-based compensation	12	6	8
Metal price lag(4)	20	—	(30)
Unrealized (gains) losses on mark-to-market hedging instruments and derivatives	(18)	20	(21)
Other special items(5)	6	7	39
Adjusted EBITDA	$198	$157	$204
Sales	$1,990	$1,929	$2,548
Adjusted EBITDA Margin	9.9%	8.1%	8.0%
__________________

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see footnote 4); Unrealized (gains) losses on mark-to-market hedging instruments and derivatives; and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	See footnote 4 to the Statement of Consolidated Operations included in this release.

(2)	See footnote 3 to the Statement of Consolidated Operations for the quarter ended June 30, 2022 included in this release.

(3)	See footnote 2 to the Statement of Consolidated Operations for the quarter ended June 30, 2023 included in this release.

(4)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(5)	Other special items include the following:
for the quarter ended June 30, 2023, costs related to several legal matters, including Grenfell Tower ($4) and other ($2);
for the quarter ended March 31, 2023, costs related to several legal matters, including Grenfell Tower ($3) and other ($1), and other items ($3);

  for the quarter ended June 30, 2022, costs related to a new labor agreement with the United Steelworkers ($19), a charge for two environmental remediation matters ($9), costs related to several legal matters, including Grenfell Tower ($3) and other ($4), and other items ($4).

Adjusted EBITDA excluding Russian operations(1)	Quarter ended
	June 30, 2022
	As reported	Russia(1)	As recast(1)
Net income attributable to Arconic Corporation	$114	$57	$57
Add:
Net income attributable to noncontrolling interest(2)	1	1	—
Provision for income taxes	38	17	21
Other (income) expenses, net(3)	(35)	(58)	23
Interest expense	26	—	26
Restructuring and other charges	2	—	2
Provision for depreciation and amortization	62	7	55
Stock-based compensation	8	—	8
Metal price lag(4)	(30)	—	(30)
Unrealized (gains) losses on mark-to-market hedging instruments and derivatives	(21)	—	(21)
Other special items(5)	39	—	39
Adjusted EBITDA	$204	$24	$180
Sales	$2,548	$314	$2,234
Adjusted EBITDA Margin	8.0%	7.6%	8.1%
__________________
(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) the Company’s definition of Adjusted EBITDA and (ii) management’s rationale for the presentation of this non-GAAP measure. The “As reported” column presents a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

Adjusted EBITDA excluding Russian operations is also a non-GAAP financial measure. On November 15, 2022, Arconic completed the sale of 100% of its operations in Russia (see footnote 4 to the Statement of Consolidated Operations included in this release). Accordingly, management believes the presentation of Adjusted EBITDA excluding Russian operations is meaningful to investors because such measure provides context as to the contribution made by the Company’s former operations in Russia relative to Arconic’s total financial performance. Additionally, this measure provides a historical basis with which to compare the Company’s financial performance in future periods.

The “Russia” column presents the unaudited combined financial information of Arconic’s subsidiaries that held the Company’s former operations in Russia prepared from the historical accounting records of these legal entities. This information is not equivalent to that which would be presented as consolidated financial information prepared in accordance with accounting principles generally accepted in the United States of America if these subsidiaries were to be presented as a standalone consolidated reporting entity. Other amounts related to Arconic’s former operations in Russia recorded in the historical accounting records of other legal entities included in the Company’s consolidated group, such as the loss on the sale of the previously mentioned former subsidiaries recorded by the direct parent company of these legal entities, were presented in the “As recast” column. However, the amount presented as Adjusted EBITDA excluding Russian operations is the same whether these amounts related to Arconic’s former operations in Russia are presented in the “Russia” column or the “As recast” column.

The amounts in the “As recast” column are equal to the amounts in the “As reported” column less the amounts in the “Russia” column. Consequently, there are limitations in the usefulness of the amounts presented in the “As recast” column for Net income attributable to Arconic Corporation and Provision for income taxes. For example, the Provision for income taxes would need to be recalculated on a “without” approach to consider the consolidated company excluding the former operations in Russia, the impact of which may extend beyond subtracting the amount for Provision for income taxes presented in the “Russia” column from the consolidated amount in the “As reported” column. Conversely, the amount presented for Adjusted EBITDA excluding Russia does not contain any such limitations.

(2)	See footnote 4 to the Statement of Consolidated Operations included in this release.

(3)	See footnote 3 to the Statement of Consolidated Operations included in this release.

(4)	See footnote 4 to the reconciliation of Adjusted EBITDA included in this release.

(5)	See footnote 5 to the reconciliation of Adjusted EBITDA included in this release.

Adjusted EBITDA to	Quarter ended
Free Cash Flow Bridge	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Adjusted EBITDA(1)	$198	$157	$154	$143	$204
Change in working capital(2)	91	(136)	65	2	(49)
Cash payments for:
Environmental remediation	(4)	(10)	(4)	(1)	(2)
Pension contributions	(9)	(10)	(9)	(9)	(9)
Other postretirement benefits	(7)	(7)	(7)	(7)	(8)
Restructuring actions	—	—	—	(2)	(1)
Interest	(23)	(29)	(24)	(30)	(23)
Income taxes	(14)	(4)	1	(3)	(23)
Capital expenditures	(57)	(82)	(70)	(47)	(33)
Other(3)	(43)	—	12	(2)	73
Free Cash Flow(4)	$132	$(121)	$118	$44	$129
__________________
(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) Arconic’s definition of Adjusted EBITDA, (ii) management’s rationale for the presentation of this non-GAAP measure, and (iii) a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

(2)	Arconic’s definition of working capital is Receivables plus Inventories less Accounts payable, trade.

(3)

Other includes the impact of metal price lag as follows: 2Q23-$(20); 1Q23-$—; 4Q22-$8; 3Q22-$15; and 2Q22-$30. See footnote 4 to the reconciliation of Adjusted EBITDA included in this release for additional information on metal price lag.

(4)

Arconic’s definition of Free Cash Flow is Cash from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand the Company’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

2Q23: Cash provided from operations of $189 less capital expenditures of $57 = free cash flow of $132
1Q23: Cash used for operations of $(39) less capital expenditures of $82 = free cash flow of $(121)
4Q22: Cash provided from operations of $188 less capital expenditures of $70 = free cash flow of $118
3Q22: Cash provided from operations of $91 less capital expenditures of $47 = free cash flow of $44
2Q22: Cash provided from operations of $162 less capital expenditures of $33 = free cash flow of $129

Reconciliation of Organic Revenue

Quarter Ended June 30, 2022	Total
Revenue	$2,548
Less:
Sales – Russian Operations	314
Organic Revenue	$2,234

Quarter Ended June 30, 2023
Revenue	$1,990
Less:
Sales – Russian Operations	n/a
Aluminum price impact	(255)
Foreign currency impact	(2)
Organic Revenue	$2,247

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of divestitures, changes in aluminum prices, and foreign currency fluctuations relative to the prior year period.

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com